Filed pursuant to Rule 433
Registration Statement 333-137902
Dated September 24, 2009

Invesco PowerShares has recently expanded its marketing partnership with
Deutsche Bank to include the first exchange traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world, including oil, gold, wheat, corn, soybeans, sugar, copper, zinc and aluminum.

The exchange traded notes provided by Deutsche Bank AG, London Branch and
PowerShares (the "ETNs") are unsecured debt securities issued by Deutsche Bank
AG, London Branch that are linked to a total return version of the Deutsche
Bank Liquid Commodity Index. Investors can buy and sell the ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.

The PowerShares DB Gold ETNs provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.
All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index-Optimum Yield Gold[].

The PowerShares DB Gold ETNs are unsecured obligations of Deutsche Bank AG,
London Branch.

PowerShares DB Gold ETNs:
DGP PowerShares DB Gold Double Long ETN DGZ PowerShares DB Gold Short ETN
DZZ PowerShares DB Gold Double Short ETN

The PowerShares DB Agriculture ETNs provide investors with a cost-effective and convenient way to take a long, short, or leveraged view on the performance of the agriculture sector. All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum
Yield Agriculture[].

The PowerShares DB Agriculture ETNs are unsecured obligations of Deutsche Bank
AG, London Branch.

PowerShares DB Agriculture ETNs:

DAG PowerShares DB Agriculture Double Long ETN AGF PowerShares DB Agriculture
Long ETN
ADZ PowerShares DB Agriculture Short ETN

AGA PowerShares DB Agriculture Double Short ETN

The PowerShares DB Commodity ETNs provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index. All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index[]. The
Long and Double Long ETNs are based on the Optimum Yield[] version of the
Index. The Short and Double Short ETNs are based on the standard version of the
Index.

The PowerShares DB Commodity ETNs are unsecured obligations of Deutsche Bank
AG, London Branch.

PowerShares DB Commodity ETNs:

DYY PowerShares DB Commodity Double Long ETN DPU PowerShares DB Commodity Long
ETN
DDP PowerShares DB Commodity Short ETN

DEE PowerShares DB Commodity Double Short ETN

The PowerShares DB Crude Oil ETNs are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broadbased commodity index. All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Oil[],
which is composed of crude oil futures contracts.

The PowerShares DB Crude Oil are unsecured obligations of Deutsche Bank AG,
London Branch.

PowerShares DB Crude Oil ETNs:
OLO PowerShares DB Crude Oil Long ETN SZO PowerShares DB Crude Oil Short ETN

DTO PowerShares DB Crude Oil Double Short ETN

The PowerShares DB Base Metals ETNs are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals. All of the PowerShares DB Base Metals ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index-Optimum Yield Industrial Metals[], which is composed of aluminum, copper and zinc futures contracts.

The PowerShares DB Base Metal are unsecured obligations of Deutsche Bank AG,
London Branch.

PowerShares DB Base Metal ETNs:

BDD PowerShares DB Base Metals Double Long ETN BDG PowerShares DB Base Metals
Long ETN
BOS PowerShares DB Base Metals Short ETN

BOM PowerShares DB Base Metals Double Short ETN

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.